As filed with the Securities and Exchange Commission on August 27, 2026
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
________________________________

ALPHA AND OMEGA SEMICONDUCTOR LIMITED
(Exact name of registrant as specified in its charter)
________________________________

Bermuda	77-0553536
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
Richmond House
12 Par-la-Ville Road
Hamilton HM 08
Bermuda
(Address of principal registered offices) (Zip Code)
________________________________

Alpha and Omega Semiconductor Limited 2018 Omnibus Incentive Plan

(Full title of the Plans)
________________________________

Stephen C. Chang
Chief Executive Officer
c/o Alpha and Omega Semiconductor Incorporated
475 Oakmead Parkway
Sunnyvale, California 94085
(Name and address of agent for service)
(408) 830-9742
(Telephone number, including area code, of agent for service)
________________________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Alpha and Omega Semiconductor Limited (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

•The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 27, 2026;

•The information specifically incorporated by reference into the Registrant’s annual report on Form 10-K for the year ended June 30, 2025 from the Registrant’s definitive proxy statement relating to its 2025 Annual General Meeting of Shareholders, which was filed with the Commission on September 18, 2025;

•All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by its Annual Report referred to above, other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items; and

•The Registrant’s Registration Statement No. 001-34717 on Form 8-A filed with the Commission on April 22, 2010, pursuant to Section 12(b) of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Shares.

All reports and definitive proxy or information statements, if any, filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable

Item 6. Indemnification of Directors and Officers

The Registrant is a Bermuda exempted limited liability company. Under Bermuda law, a company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Bermuda law further provides that a company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda. The Registrant’s bye-laws provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Furthermore, Bermuda law permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant has purchased and maintained a directors’ and officers’ liability policy for such a purpose.

Pursuant to the Registrant’s indemnification agreements with its directors and officers, the Registrant agrees to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1
Memorandum of Association of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form F-1 (File No. 333-165823) filed with the Commission on March 31, 2010).

4.2	Amended and Restated Bye-Laws of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed with the Commission on November 12, 2015).

4.3	Amendment No. 1 to Amended and Restated Bye-Laws of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed with the Commission on November 14, 2017).

4.4	Form of Common Share Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1 (File No. 333-165823) filed with the Commission on March 31, 2010).

4.5
Alpha and Omega Semiconductor Limited 2018 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on September 18, 2025)

5.1*	Opinion of Conyers Dill & Pearman.

23.1*	Consent of Deloitte & Touche, LLP independent registered public accounting firm.

23.2*	Consent of Baker Tilly US, LLP, independent registered public accounting firm.

23.3*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page hereto).

107*	Filing Fee Table (filed herewith).

* Filed herewith.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 2018 Omnibus Incentive Plan and Employee Share Purchase Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, in the State of California on this 27th day of August, 2026.

ALPHA AND OMEGA SEMICONDUCTOR LIMITED

By: /s/ Stephen C. Chang
Name: Stephen C. Chang
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below constitutes and appoints Stephen C. Chang, Chief Executive Officer, and Yifan Liang, Chief Financial Officer, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephen C. Chang	Chief Executive Officer and Director (Principal Executive Officer)	August 27, 2026
Stephen C. Chang

/s/ Yifan Liang	Chief Financial Officer and Corporate Secretary (Principal Financial Officer and Principal Accounting Officer)	August 27, 2026
Yifan Liang

/s/ Mike F. Chang, Ph.D.	Chairman of the Board and Executive Vice President of Strategic Initiatives	August 27, 2026
Mike F. Chang, Ph.D.

/s/ Claudia Chen	Director	August 27, 2026
Claudia Chen

/s/ Joshua Chien	Director	August 27, 2026
Joshua Chien

/s/ So-Yeon Jeong	Director	August 27, 2026
So-Yeon Jeong

/s/ Hanqing (Helen) Li	Director	August 27, 2026
Hanqing (Helen) Li

/s/ King Owyang, Ph.D.	Director	August 27, 2026
King Owyang, Ph.D.

/s/ Michael L. Pfeiffer	Director	August 27, 2026
Michael L. Pfeiffer

/s/ Michael J. Salameh	Director	August 27, 2026
Michael J. Salameh